                                                                     Exhibit 5.1


                                  March 10, 1998


Econophone, Inc.
45 Broadway
New York, New York 10006

Ladies and Gentlemen:

              We have acted as special counsel for Econophone, Inc., a New York corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement"), relating to the 11% Senior Discount Notes due 2008 of the Company in the aggregate principal amount of $300,000,000 (the "Exchange Notes"). The Exchange Notes are to be offered by the Company in exchange for $300,000,000 in aggregate principal amount of its outstanding 11% Senior Discount Notes due 2008 (the "Initial Notes").

              In this capacity, we have examined originals, telecopies or copies certified or otherwise identified to our satisfaction of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

              Based on the foregoing, and having such regard for such legal considerations as we deem relevant, we are of the opinion that, upon the issuance of the Exchange Notes in the manner referred to in the Registration Statement, and when the Exchange Notes are duly authorized and executed by the Company and authenticated by The Bank of New York, in its capacity as trustee under the Indenture, dated as of February 18, 1998 (the "Indenture"), between the

Econophone, Inc.
March 10, 1998
Page 2


Company and The Bank of New York, the Exchange Notes will be legally issued and will be binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

              We have prepared the discussion contained under the heading "Certain Federal Income Tax Considerations" in the Prospectus forming a part of the Registration Statement. In our opinion, such discussion sets forth the material U.S. federal income tax considerations applicable generally to the holders of the Initial Notes that exchange Initial Notes for Exchange Notes and to such holders' acquisition, ownership and disposition of the Exchange Notes.

              We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the headings "Legal Matters" and "Certain Federal Income Tax Considerations" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                            Very truly yours,



                                            /S/ SCHULTE ROTH & ZABEL LLP